Exhibit 99.1

For Further Information:

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Announces Release of EB-5 Project Funds

Wildwood, Missouri, December 13, 2016 – Peak Resorts, Inc. (NASDAQ: SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the United States, today announced that the United States Citizenship and Immigration Services (USCIS) approved the first I-526 Petition submitted by an investor in Mount Snow’s EB-5 offering, allowing the funds raised in the offering to be released from escrow immediately. Mount Snow, the largest resort owned by Peak Resorts, is using the money to fund two development projects at the resort. While awaiting this USCIS approval, the company has invested more than $15 million in project construction since February 2015. Peak Resorts will now be reimbursed for that spending as the committed funds are released from escrow.

USCIS approval of an I-526 Petition is the first step in the process under which an immigrant who invests in an EB-5 program can become a permanent resident of the United States and was the final step needed in order for offering funds to be released from escrow.

Money raised through Mount Snow’s EB-5 offering will fund two separate construction developments: Mount Snow’s West Lake Water Project and Carinthia Ski Lodge Project. The West Lake Water Project includes the construction of a 120-million-gallon water storage pond for snowmaking, three pump houses and other associated infrastructure. West Lake will increase water storage for snowmaking by six times, enabling Mount Snow to open more trails earlier in the season and increase the snowmaking capacity on existing trails. Construction of the West Lake Water project began in February 2015 and is expected to be substantially completed prior to the 2017-2018 ski season.

"We are exceptionally pleased that the EB-5 project funds can now be released from escrow so that we can continue project development,” said Timothy D. Boyd, president and chief executive officer of Peak Resorts. “Once completed, the West Lake project will allow Mount Snow to start each ski season with as much as 50 percent of its terrain open. It will also provide enough water to eventually cover 100 percent of our trails with snowmaking. Further enhancing the ski experience at Mount Snow should help us gain an even greater share of the Vermont ski market – the No. 1 market in the region.”

Peak Resorts’ Carinthia Ski Lodge Project will consist of construction of a new three-story, state-of-the-art ski lodge that will replace an existing 50-year-old lodge at the base of the Carinthia Slopes at Mount Snow. Totaling approximately 36,000 square feet and increasing by more than four times the size of the existing lodge, it will house several food outlets, a rental shop, retail and convenience store, and other skier services. The new lodge has been designed so the interior can be modified during the off-season to host conferences, weddings and other group events, and it will also serve as the hub for upscale accommodation and recreational facilities that the company plans to build as part of the Mount Snow master plan. The Carinthia Ski Lodge Project is expected to be substantially completed in advance of the 2018-2019 ski season.

Richard K. Deutsch, vice president of business and real estate development, and president of Mt. Snow, Ltd., stated, "The master plan for Mount Snow was approved by the state of Vermont in July 2011 and is expected to enhance the overall visitor experience at Mount Snow. Construction of the West Lake and Carinthia Ski Lodge is the first phase of executing Mount Snow’s master development plan and represents a $66 million investment, of which $52 million is being funded through the EB-5 program.”

Steve Mueller, chief financial officer, said, “As we noted, we will be immediately reimbursed for the more than $15 million that we invested in project construction since February 2015. This reimbursement will help further strengthen our balance sheet and bolster the long-term liquidity of the company.”

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts), Twitter or Instagram for resort updates.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2016, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.